IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF DELAWARE

IN RE ADAMS GOLF, INC. SECURITIES LITIGATION,	CONSOLIDATED C.A. No. 99-371-GMS

STIPULATION OF SETTLEMENT

THIS STIPULATION OF SETTLEMENT (“Stipulation”) is entered into this 9th day of December, 2009 (the “Execution Date”) by and among Plaintiffs Todd Tonore, F. Kenneth Shockley, John Morrash and Patricia Craus (“Plaintiffs”) on behalf of a class as defined herein of  persons who made purchases in or traceable to Adams Golf Inc.’s (“Adams Golf”) initial public offering (“IPO”), and Defendants, Adams Golf, B. H. Adams, Darl P. Hatfield, Richard Murtland, Paul F. Brown, Roland E. Casati, Finis F. Conner and Stephen R. Patchin (collectively, “Adams Golf Defendants”), Lehman Brothers Holdings, Inc. (“LBHI”), Lehman Brothers Inc. (“LBI”) (an unnamed party to the Action), Nationsbanc Montgomery Securities, LLC (now Banc of America Securities, LLC) and Ferris, Baker Watts, Inc. (now RBC Capital Markets Corporation) (collectively, “Underwriter Defendants”) (collectively, with the Adams Golf Defendants, “Defendants”).

I.           THE LITIGATION

On June 11, 1999, persons who had bought Adams Golf shares in or traceable to the July 9, 1998 IPO filed a class action complaint pursuant to Sections 11, 12 and 15 of the Securities Act of 1933, 15 U.S.C.A. §§77k, 77l and 77o, against Defendants in the United States District Court for the District of Delaware (the “Action”).

The complaint alleged, in pertinent part, that the Registration Statement for the IPO omitted disclosure of both the existence and the risk of gray marketing, and that the Registration Statement materially misrepresented how Adams Golf’s clubs were sold to the public.  The complaint also alleged that the Registration Statement materially misrepresented or omitted the impact of an industry-wide oversupply of golf clubs.  The complaint alleged that the value of Adams Golf stock declined precipitously after the IPO.

On August 13, 1999, Plaintiffs moved to consolidate the case with related cases, and they moved to be appointed Lead Plaintiffs and for their counsel to be appointed lead and liaison counsel.  On April 17 and 25, 2000, Judge Roderick R. McKelvie granted the motion to consolidate and appointed Plaintiffs as lead plaintiffs, Berger & Montague, P.C. as Plaintiffs’ Lead Counsel, and Rosenthal, Monhait, Gross & Goddess, P.A. (now Rosenthal, Monhait & Goddess, P.A.) as Liaison Counsel.  Thereafter, Plaintiffs filed a Consolidated and Amended Class Action Complaint on May 17, 2000.

On July 6, 2000, the Adams Golf Defendants and the Underwriter Defendants filed motions to dismiss.  Judge McKelvie granted the motions to dismiss on December 10, 2001.  Plaintiffs filed a motion to alter or amend the judgment, but Judge McKelvie left the bench before ruling on the motion.  On January 6, 2003, the case was reassigned to Judge Kent A. Jordan, who denied Plaintiffs’ motion to alter or amend the judgment on August 27, 2003.

Plaintiffs appealed Judge Jordan’s decision to the Court of Appeals for the Third Circuit.  The Third Circuit reversed as to the gray marketing allegations, affirming as to the allegations concerning industry-wide oversupply, and remanded to the District Court on September 17, 2004.

On June 27, 2005, Judge Jordan certified a class (the “Class”) consisting of “all persons who purchased shares of Adams Golf in, or traceable to Adams Golf’s IPO between July 10, 1998 and October 22, 1998” (the “Class Period”).  The Class excludes Defendants and their affiliates.  The Court appointed Todd Tonore, F. Kenneth Shockley, John Morrash and Patricia Craus as Class Representatives.  Judge Jordan affirmed this Class definition in signing the Class Certification Order on August 3, 2005.  On September 1, 2005, Plaintiffs filed their Second Consolidated and Amended Class Action Complaint (“Complaint”).  The Court denied the ensuing motion to dismiss.  On November 4, 2005, Plaintiffs sent a Notice of Pendency of the Class Action to all Class Members.  Five Class Members requested exclusion.

Thereafter, Plaintiffs took extensive discovery, including productions of documents from Defendants, requests for admissions, document subpoenas on third parties and twenty-five depositions.  Plaintiffs named two experts who produced reports, and Defendants named six experts who produced reports.  The parties deposed almost all of the experts, and Plaintiffs named a rebuttal expert.  On September 11, 2006, the Underwriter Defendants and the Adams Golf Defendants each filed motions for summary judgment against Plaintiffs and Daubert motions against Plaintiffs’ experts.  Plaintiffs filed Daubert motions against most of Defendants’ expert witnesses on the same date.  Soon after all the motions were briefed, in November 2006, Judge Jordan was elevated to the Third Circuit.  The case was assigned to Magistrate Judge Mary Pat Thynge, who, on March 5, 2007, terminated all pre-trial and trial dates previously set by Judge Jordan.

The case was reassigned to Chief Judge Gregory M. Sleet on February 7, 2008.  Commencing on September 15, 2008, and periodically thereafter, LBHI and certain of its subsidiaries (collectively, the “Debtors”) commenced with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) voluntary cases under Chapter 11 of title 11 of the United States Code (the “Chapter 11 Cases”), and this Action was stayed as to LBHI.  On September 19, 2008, a proceeding was commenced under the Securities Investor Protection Act of 1970 (“SIPA”) with respect to LBI (the “SIPA Proceeding”), which proceeding is now pending before the Bankruptcy Court. James W. Giddens (the “LBI Trustee”) was appointed trustee for LBI pursuant to SIPA.

The Court reinstated the case against all other defendants and Judge Sleet held a status conference on January 16, 2009. Thereafter, Judge Sleet heard argument on the motions for summary judgment and the Daubert motions, and set September 11, 2009 for the pretrial conference, and October 13, 2009 for the trial.  Subsequently, Judge Sleet denied most of the relief sought in the motions.

The parties mediated before retired Judge Nicholas H. Politan on September 9, 2009, two days before the scheduled pretrial conference.  As a result of that mediation, the parties, after arms-length bargaining, reached a settlement that also includes LBI and LBHI.  Defendants and their insurers, except LBI and LBHI, agreed to pay or cause to be paid to Plaintiffs and the Class $16.5 million in cash plus up to an additional $1.25 million if the Adams Golf Defendants are successful in litigation (“the Insurance Litigation”) against their former insurance broker, Thilman & Filipini, LLC, or its successor entities (“Thilman”), and/or Zurich American Insurance Company (“Zurich”).  Thilman is alleged to have failed to give notice of the Action to Zurich, one of Adams Golf’s insurers, which denied coverage.  The $1.25 million, or as much as is recovered up to $1.25 million, will be paid from any settlement or judgment in the Insurance Litigation after Adams Golf’s attorney’s fees and costs have been paid.

II.	DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

Defendants have expressly denied and continue to deny all allegations of any wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Action.  Defendants have also denied and continue to deny, inter alia, any allegations of material misrepresentations, non-disclosures or lack of due diligence in connection with the Registration Statement.  They deny that Plaintiffs or the Class have suffered any damages, or that Plaintiffs or the Class were harmed by any conduct alleged in the Action or that could have been alleged therein.  Defendants state that any harm to the Class was caused by factors other than those alleged in the Complaint, and maintain that Defendants can prove the affirmative defenses of loss causation and due diligence.

Nonetheless, Defendants have concluded that further conduct of the Action would be protracted, expensive and distracting, and that it is desirable that the Action be fully and finally settled.

III.	PLAINTIFFS’ CLAIMS AND BENEFITS OF SETTLEMENT

Plaintiffs allege that the Registration Statement, pursuant to which they and the Class bought their stock, contained material misstatements and omissions about, inter alia, the existence and risk of the unauthorized distribution of Adams Golf Tight Lies golf clubs to discount outlets, known as gray marketing.  Plaintiffs allege that they and the Class members were damaged because of the fall in the price of Adams Golf stock after the IPO, which Plaintiffs allege was caused by growing public awareness of the sale of Adams Golf clubs, through the gray market, at discount prices.

Although Plaintiffs believe their allegations are sound, and believe they could have prevailed at trial, they have concluded that it is in the best interest of the Class to settle.  Plaintiffs considered the risks of trial and the time and expense of protracted litigation, including appeals, especially since this litigation is more than 10 years old.  The Parties have, therefore, determined that it is desirable and beneficial that the Action be settled in the manner and upon the terms and conditions set forth herein.

IV.           TERMS OF SETTLEMENT

NOW THEREFORE, IT IS HEREBY AGREED, by and among Plaintiffs (on behalf of themselves and the Class Members) and Defendants, by and through their respective undersigned counsel of record, without any admission or concession on the part of Plaintiffs of any lack of merit of the Action whatsoever, and without any admission or concession by Defendants of any liability or wrongdoing or lack of merit in the defenses to the Action whatsoever, subject to the approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, and subject to approval of the Bankruptcy Court, with respect to LBHI, LBI, and the LBI Trustee, and in consideration of the benefits flowing to the Settling Parties from the Settlement, that the Action and all Released Claims as against the Released Parties shall be finally and fully compromised, settled, released and dismissed with prejudice as to all Released Parties, upon and subject to the following terms and conditions.

1.	Certain Definitions

The following terms, as used in this Stipulation, have the following meanings:

1.1           “Attorney’s Fees and Costs” means the amount awarded by the Court for Plaintiffs’ counsel’s attorney’s fees and costs.

1.2           “Authorized Claimant” means any Class Member who submits a timely and valid Proof of Claim to the Claims Administrator.

1.3            “Claimant” means any Class Member who submits a Proof of Claim to the Claims Administrator.

1.4           “Claims Administrator” means Heffler Radetich & Saitta, LLP.

1.5           “Claims Released by Plaintiffs” means and includes all claims, causes of action, demands, rights, liabilities, whether class or individual in nature, known or unknown, suspected or unsuspected, contingent or non-contingent, collateral or direct, at law, equity, or otherwise, that have been or could have been asserted by any Plaintiff or Class Member or any person claiming rights derivatively of a member of the Class, which arise out of, are based upon or relate to, or are in connection with: the claims asserted in the Action including the facts alleged in the Complaint; the purchase of Adams Golf stock during the Class Period; or any of the facts, claims, or matters of any kind, related directly or indirectly to the subject matters set forth in, or the facts, causes of action, counts or claims for relief which were, might have been, or could have been asserted, alleged or litigated in the Action; against Defendants (including any other former director or officer of Adams Golf), or any of Defendants’ current or former parents, subsidiaries, affiliates, predecessors-in-interest, successors-in-interest, officers, directors, employees, attorneys, insurers (except with respect to the Insurance Litigation), agents, representatives, principals, assigns, subrogees, stockholders, partners, trustees, heirs, beneficiaries, servants, all persons claiming rights derivatively of them, and all other persons, trusts, partners, entities or corporations in privity with any of them or otherwise affiliated or related to any of them, and/or any subsidiary thereof or any of them.  Released Claims also include Unknown Claims.

1.6           “Claims Released by Defendants” means all Defendants’ claims or causes of action which could have been asserted relating to the defense, institution or prosecution of the Action, or arising out of or related to facts alleged in the Complaint, released by Defendants, their counsel, and/or any entity basing a claim on rights of Defendants and/or their counsel, but not including claims made by Defendants in the Insurance Litigation.

1.7           “Claims Released by Underwriter Defendants” mean all Underwriter Defendants’ claims for indemnification related to the Action released by LBHI, LBI, and the LBI Trustee, RBC Capital Markets Corporation, and Banc of America Securities, LLC.

1.8           “Class” means all persons who purchased shares of Adams Golf in, or traceable to, Adams Golf’s July 9, 1998 IPO or between July 10, 1998 and October 22, 1998, excluding Defendants and members of their immediate families, any entity in which a Defendant has a controlling interest, and the heirs, successors and assigns of any excluded individual or entity.

1.9           “Class Member” means each member of the Class who has not timely and validly excluded himself, herself or itself from the Settlement, but including those who have opted back into the Settlement.

1.10           “Effective Date” means the day when the Final Order becomes Final.

1.11           “Escrow Agents” means Todd S. Collins, Esq. of Berger & Montague, P.C., Paul R. Bessette, Esq. of Greenberg Traurig, LLP, and their designees, who shall serve until the Effective Date, after which Todd S. Collins shall be the Escrow Agent.

1.12           “Final,” in reference to a judgment or order means a judgment or order as to which the time for appeal or to seek permission to appeal therefrom has expired without an appeal or, if appealed, such order or judgment has been affirmed in its entirety, or satisfactorily to the Parties, by the court of last resort to which such appeal has been taken and such affirmance has become no longer subject to further appeal or review.

1.13           “Final Order” means the Order and Final Judgment of the Court approving the Stipulation of Settlement and dismissing the Action with prejudice and without costs, substantially in the form of Exhibit E attached hereto.

1.14           “Memorandum of Understanding” means the Memorandum of Understanding signed October 29, 2009 (“MOU”).

1.15           “Net Settlement Fund” shall mean the Settlement Fund, plus interest, less Notice and Administration Costs, Attorney’s Fees and Costs, amounts payable to any Plaintiff pursuant to 15 U.S.CA 77 z-1(a)(4) (“PSLRA”) as awarded by the Court (“Plaintiff Expense Awards”), and taxes on interest earned by the Settlement Fund, and tax expenses.

1.16           “Notice” means the notice of the class settlement to be mailed to Class Members in substantially the form of Exhibit B attached hereto.

1.17           “Plaintiffs’ Lead Counsel” means Berger & Montague, P.C.

1.18           “Plaintiffs’ Counsel” means Plaintiffs’ Lead Counsel, Liaison Counsel and Plaintiffs’ counsel who have worked under the direction of Plaintiffs’ Lead Counsel, including the Law Office of Donald B. Lewis, Keller Rohrback, L.L.P., Klafter, Olsen & Lesser, L.L.P., and Abrahams, Lowenstein & Bushman, P.C.

1.19           “Plan of Allocation” means the plan by which the Net Settlement Fund is distributed to the Authorized Claimants.

1.20           “Preliminary Approval Order” means the proposed Order to be entered by the Court, preliminarily approving the Settlement and directing notice thereof to the Class, substantially in the form of Exhibit A attached hereto.

1.21            “Proof of Claim” shall mean the document sent to Class Members, along  with the Notice, entitled “Proof of Claim and Release Form and Substitute Form W-9” substantially in the form of Exhibit C attached hereto.

1.22           “Registration Statement” means the Registration Statement for the Adams Golf IPO, including the prospectus, filed with the SEC that became effective on July 9, 1998.

1.23           “Released Claims” includes claims released by Plaintiffs, claims released by Defendants and indemnity claims released by Underwriter Defendants, including the Trustee of LBI.

1.24           “Released Parties” means each of the Adams Golf Defendants, Underwriter Defendants (including LBHI, LBI, and the LBI Trustee), Plaintiffs, and Class Members, and their past or present parents, subsidiaries, affiliates, predecessors-in-interest, successors-in-interest, officers, directors, advisors, agents, assigns, administrators, attorneys, banks or investment banks, co-insurers, consultants, employees, estates, executors, heirs, insurers, limited partners or partners, reinsurers, representatives, spouses (present and former), any entity in which any Party has a controlling interest, any member of any individual Party’s immediate family, or any trust of which any Party is the settlor or which is for the benefit of any individual Party and/or member(s) of his or her family, but not Thilman, or its successor entities, Zurich or any other present or future defendant in the Insurance Litigation.

1.25           “Settlement” means the settlement embodied by this Stipulation.

1.26           “Settlement Amount” or “Settlement Fund” means the principal amount of $16,500,000.00, plus the first $1,250,000, after attorney’s fees and costs, actually received  by Adams Golf (if any) in connection with the Insurance Litigation, plus interest, deposited in Huntington National Bank.

1.27           “Settling Parties” or “Parties” means the Plaintiffs, Class Members, and Defendants (including LBI and LBHI).

1.28           “Summary Notice” means the summary notice of class settlement in substantially the form of Exhibit D attached hereto.

1.29           “Unknown Claims” means any Released Claim that any Plaintiff or Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Parties, that if known by him, her or it, might have affected his, her or its decision to settle and release Released Parties, or might have affected any Class Member’s decision not to object to this Settlement or not to exclude himself, herself or itself from the Settlement.

2.	Terms

2.1           The Adams Golf Defendants and their insurers and the Underwriter Defendants, other than LBI and LBHI, shall pay or cause to be paid to Plaintiffs $16,500,000 in cash.  The $16,500,000, less the amount payable from Federal Insurance Company (“Federal”), shall be paid into an interest-bearing escrow account maintained by the Escrow Agents at Huntington National Bank (the “Escrow Account”) within ten (10) business days of the Court’s preliminary approval of the Settlement.

2.2.           Federal shall pay its contribution to the Settlement Amount to the Escrow Agent for deposit into the Escrow Account within ten (10) business days after the Effective Date.

2.3           Within ten (10) business days of any payment to Adams Golf in settlement or as a result of a judgment in the Insurance Litigation, Adams Golf shall pay to the Escrow Agent(s), for deposit into the Escrow Account, the amount of the payment, less reasonable attorney’s fees and expenses incurred by Adams Golf in the Insurance Litigation, up to and including, but not in excess of, $1,250,000.

2.4           The control of the Insurance Litigation and any decision to settle, dismiss, or otherwise dispose of the litigation remains at the sole discretion of Adams Golf.  Adams Golf agrees to keep Plaintiffs’ Lead Counsel informed with respect to all material developments in the Insurance Litigation, including with respect to settlement, and will provide periodic reports and respond to questions from Plaintiffs’ Counsel.

2.5           The Settlement shall be without costs to either side.

2.6           The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Action and any and all Released Claims as against all Released Parties.

2.7           Upon the Effective Date of this Settlement, Plaintiffs, Class Members and Defendants, on behalf of themselves and each of their heirs, executors, administrators, successors and assigns, and any persons they represent, shall, with respect to each Released Claim, release and forever discharge, and shall forever be enjoined from prosecuting, any Released Claims against any of the Released Parties.

3.	Notice and Administration Fund

3.1           Ten (10) business days after the entry of the Preliminary Approval Order, Plaintiffs’ Lead Counsel may establish a “Notice and Administration Fund” of $50,000 from the Settlement Amount deposited at Huntington National Bank.  This Fund may be used by Plaintiffs’ Counsel to pay costs and expenses reasonably and actually incurred in connection with providing the Notice to the Class, publishing the Summary Notice, locating Class Members, and assisting with the filing of Claim Forms, administering and distributing the Net Settlement Fund to Authorized Claimants, processing Claim Forms and paying escrow fees and costs, taxes on interest earned by the Settlement Amount, tax expenses and any related or incidental costs and charges (“Notice and Administration Costs”).  The Notice and Administration Fund may also be invested and earn interest.  If the $50,000 in the Notice and Administration Fund is used up before the Net Settlement Fund has been distributed to Authorized Claimants, any further Notice and Administration Costs may be paid from the Settlement Fund.

3.2           Under no circumstances will Defendants be required to pay more than the Settlement Amount pursuant to this Stipulation and the Settlement set forth herein.  However, any interest on the Settlement Amount accrues to the benefit of the Class, provided the Final Order dismissing the Action becomes Final.

4.	The Escrow Agents

4.1           The Escrow Agents shall invest the funds in the Settlement Fund in excess of One Hundred Thousand Dollars ($100,000) in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government, or any agency thereof, and shall reinvest the proceeds of those instruments as they mature in similar instruments at their then-current market rates.  Any funds held by the Escrow Agents in escrow hereunder in an amount of less than One Hundred Thousand Dollars ($100,000) shall be held in an interest-bearing bank account insured by the FDIC.

4.2           All funds held by the Escrow Agents shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court until such time as such funds shall be distributed to Class Members or for Notice and Administration Costs, Taxes and Tax Expenses, Attorney’s Fees and Costs, or Plaintiff Expense Awards pursuant to this Stipulation and/or further order(s) of the Court.

4.3           The Escrow Agents shall not disburse the Settlement Fund except as provided in this Stipulation, or by an order of the Court.

4.4           Subject to further order and/or directions as may be made by the Court, the Escrow Agents are authorized to execute such transactions on behalf of the Class Members as are consistent with the terms of this Stipulation.

5.	Taxes

5.1           The Settling Parties and the Escrow Agents agree to treat the Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1.  The Escrow Agents shall timely make such elections as necessary or advisable to carry out the provisions of this ¶ 5.1, including the “relation-back election” (as defined in Treas. Reg. ¶ 1.468B-1) back to the earlier permitted date.  Such elections shall be made in compliance with the procedures and requirements contained in such regulations.  The Escrow Agents are responsible for timely and properly preparing and delivering the necessary documentation for signature by all necessary parties, and thereafter for making the appropriate filing.

5.2           For the purpose of § 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be the Escrow Agents.  The Escrow Agents shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Amount (including, without limitation, the returns described in Treas. Reg. § 1.468B-2(k)).  Such returns as well as the election described in this paragraph shall be consistent with this paragraph and in all events shall reflect that all taxes as defined in subsection 5.3 below (including any estimated taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund.

5.3           All (i) taxes (including any estimated taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, including without limitation, any taxes or tax detriments that may be imposed upon Defendants or their counsel with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes (collectively, “Taxes”); and (ii) expenses and costs incurred in connection with the operation and implementation of the terms of paragraphs  5.1 to 5.4, including without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this paragraph (collectively, “Tax Expenses”), shall be paid out of the Notice and Administration Fund.  In all events, neither Defendants nor any of them, nor their counsel, shall have any liability or responsibility for the Taxes or the Tax Expenses.  Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall timely be paid by the Escrow Agent(s) out of the Notice and Administrative Fund without prior order from the Court.  The Escrow Agent(s) shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts, including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. § 1.468B-2 (1)(2)); neither any of the Defendants, nor their insurers, nor their counsel is responsible for taxes or Tax Expenses, nor shall they have any liability therefore.  Defendants and their insurers will be indemnified through the Settlement Fund for any tax liabilities relating to the Settlement Fund. The Settling Parties agree to cooperate with the Escrow Agents, each other and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this paragraph.

6.	Preliminary Approval, Notice, Settlement Hearing and Final Approval

6.1           Within  five (5) business days after the Execution Date of this Stipulation, Plaintiffs shall submit the Stipulation together with its exhibits to the Court and shall submit to the Court a motion for entry of the Preliminary Approval Order, requesting, inter alia, the preliminary approval of the Settlement set forth in the Stipulation, and final approval of the Notice, Proof of Claim and Release Form to be mailed to all persons in the Class who can be identified with reasonable effort and of the Summary Notice to be published, substantially in the forms attached hereto as Exhibits B, C and D.  The Notice shall include the general terms of the Settlement set forth in this Stipulation and shall set forth the procedure by which Class Members may request to be excluded from the Settlement or may object to the Settlement, the Plan of Allocation, the request for Attorney’s Fees and Costs, and/or the Plaintiff Expense Award.  The date and time of the hearing for final approval of the Settlement (“Final Hearing”) shall be included in the Notice.

6.2           The Parties shall request that the Court hold a hearing and finally approve the Settlement and the Final Order contemplated by this Stipulation, after the Notice and Summary Notice have been mailed and published, respectively, and after the Class Members have been given an opportunity to exclude themselves or to object to the Settlement, the Plan of Allocation, the Request for Attorney’s Fees and Costs and the request for Plaintiff Expense Awards.

6.3           If the Settlement contemplated by this Stipulation is approved by the Court, counsel for the Parties shall request that the Court enter the Final Order approving the Settlement and enter Final Judgment dismissing the Action with prejudice and without costs, substantially in the form to be attached hereto as Exhibit E.  In the event of an appeal of the Final Order, Plaintiffs, with the cooperation of Defendants, shall use their best efforts to seek a dismissal of the appeal or an affirmance of the Final Order.  The Final Order shall contain a statement that the parties agree that, during the course of the Action, the parties and their respective counsel at all times complied with the requirements of Fed. R. Civ. P. 11, and the parties agree not to make any public statements that contradict such a finding.  The Parties agree that the Action was resolved in good faith following arm’s length bargaining and with the assistance of Judge Nicholas Politan serving as mediator.

7.	Releases

7.1           On the Effective Date, the Plaintiffs and each Class Member, on behalf of themselves, their successors and assigns, and any other person claiming (now or in the future) through or on behalf of them, and, in addition, Defendants, on behalf of themselves, their successors and assigns, and any other person claiming (now or in the future) through or on behalf of Defendants: (i) fully, finally and forever release, relinquish, remise and discharge the Released Parties from all claims, including, without limitation, Released Claims, arising out of or in connection with the institution, prosecution, or assertion of the Action and covenant not to threaten, demand, or sue the Released Parties or any of them  regarding any action or proceeding of any nature with respect to the Released Claims, and (ii) are forever enjoined and barred from asserting the Released Claims against the Released Parties or any of them in any action or proceeding of any nature.  With respect to Plaintiffs and Class members, the foregoing applies regardless of whether any such Plaintiffs and/or Class Members ever seek or obtain any distribution from the Net Settlement Fund; whether such Plaintiffs and/or Class Members executed and delivered a Proof of Claim; whether such Plaintiffs and/or Class Members filed an objection to the Settlement or to their claim being rejected as provided in this Stipulation, the proposed Plan of Allocation, any application by Plaintiffs’ Counsel for an award of Attorney’s Fees and Costs, and any Plaintiff Expense Request; and whether the claims of such Plaintiffs or Class Members have been approved or allowed or such objection has been overruled by the Court.

7.2           In accordance with the Private Securities Litigation Reform Act of 1995, 15 U.S.C. § 77k(f)(2)(A) and 15 U.S.C. §77z-1 (“PSLRA”), and other statutory or common law rights, the Released Parties, and each of them, will, on the Effective Date, be fully, finally and forever released and discharged from all claims for contribution, indemnity or other federal or state law causes of action that have been brought or may be brought by any person based upon, relating to, arising out of, or in connection with the matters alleged in the Action.  The Final Judgment shall contain a provision that bars and enjoins Lead Plaintiffs and the Class Members from prosecuting claims released by the Final Judgment.

7.3           The Underwriter Defendants including LBHI, LBI and the LBI Trustee and their counsel shall release any claim for indemnification against Adams Golf relating to the Action, on the Effective Date.

7.4           With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, they shall be deemed to have, and by operation of the Final  Order shall have, expressly waived the provisions, rights and benefits of any statute, rule or provision which prohibits the release of Unknown Claims, including California Civil Code §1542, which provides:

A general release does not extend to claims which the
creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

7.5           A Settling Party may hereafter discover facts in addition to or different from those which he, she, it or they now know or believe to be true with respect to the subject matter of the Released Claims, but the Settling Parties, upon the Effective Date, shall be deemed to have, and by operation of the Final Order shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is alleged to be negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Settling Parties shall be deemed by operation of the Final Order to have acknowledged that the foregoing waiver was separately bargained for and a key element of the Settlement of which this release is a part.

8.	Provisions Relating to LBI and LBHI

8.1           Notwithstanding anything herein, neither LBHI nor LBI will be responsible for or have any obligation to make any payments provided for or contemplated herein.

8.2           Upon final approval of the Settlement, any bankruptcy proofs of claims identified by LBHI, the LBI Trustee, on behalf of LBI, or any other applicable Debtor, including, but not limited to those listed on Schedule 1 annexed hereto, that have been filed in the Chapter 11 Cases and/or in the SIPA Proceeding by a member of the Class seeking damages arising from or relating to the claims resolved by this Settlement will be deemed disallowed and expunged from the applicable claims register to the extent the holder of such claim has not opted out of the Class (the “Claim Disallowance”).  Such  Claim Disallowance shall occur upon notice by LBHI, the LBI Trustee on behalf of LBI, or any other applicable Debtor to their respective claims agent.

8.3           LBHI and the LBI Trustee agree to seek an order of the Bankruptcy Court in the respective Chapter 11 Cases and/or SIPA Proceeding that (1) approves LBHI’s and LBI’s entry into the Settlement and the release of any indemnification claims they may have with respect to the Action and (2) approves the Claim Disallowance.

8.4           LBHI’s and LBI’s entry into the Settlement and the MOU is subject to the entry of a final non-appealable order of the Bankruptcy Court consistent with the foregoing.

9.	Administration and Calculation of Claims, Final Awards and Supervision and Distribution of Settlement Amount

9.1           On notice to the Class and appropriate orders of the Court, the Claims Administrator, subject to such supervision and direction of the Court and/or Plaintiffs’ Lead Counsel, as may be necessary or as circumstances may require, shall administer and calculate the Proofs of Claim submitted by Class Members and, upon the Effective Date and thereafter, shall oversee distribution of the Net Settlement Fund to Authorized Claimants.  Subject to the terms of this Stipulation and any order(s) of the Court, the Settlement Amount shall be applied as follows:

9.1.1          to pay Notice and Administration Costs;

9.1.2          to pay the Taxes and tax expenses;

9.1.3          to pay the Attorney’s Fees and Costs;

9.1.4          to pay Plaintiff Expense Awards;

9.1.5          to distribute the Net Settlement Fund pro rata to Authorized Claimants as allowed by the Plan of Allocation, this Stipulation, or the Court, in amounts not to exceed the damages any Authorized Claimant could have received under 15 U.S.C. §77k(e), plus interest.

9.1.6          it being understood that this is not a claims made settlement, the funds in the Settlement Account will not necessarily be returned to defendants; if any funds remain from the Settlement Amount, after the above payments, the Court shall determine the disposition of such remaining funds.

9.2           After the Effective Date, and after Federal has deposited its share of the Settlement Amount in the Escrow Account and in accordance with the terms of the Stipulation, the Plan of Allocation, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following:

9.2.1          Each Claimant shall be required to submit to the Claims Administrator a completed valid Proof of Claim signed under penalty of perjury and supported by such documents as specified in the Proof of Claim, post- marked on or before the date set by the Court and stated in the Notice.

9.2.2          Except as otherwise ordered by the Court, all Class Members who fail to submit a valid Proof of Claim within such period as may be ordered by the Court, or otherwise allowed, shall be forever barred from receiving any payments pursuant to the Settlement or this Stipulation, but shall in all other respects be subject to and bound by the provisions of the Stipulation, the releases contained herein, and the Final Order with respect to all Released Claims, regardless of whether such Class Members seek or obtain by any means, including without limitation, by submitting a Proof of Claim or any similar document, any distribution from the Net Settlement Fund.

9.2.3          The  Net Settlement Fund shall be distributed to Authorized Claimants in accordance with a Plan of Allocation as set forth in the Notice.  Any such Plan of Allocation is not a part of this Stipulation.

9.3           Neither Defendants nor their counsel shall have any responsibility for, interest in, or liability whatsoever to any person, including, without limitation, to any Class Members, Claimants, or Plaintiffs and Plaintiffs’ Counsel with respect to the investment or distribution of the Settlement Amount, the Plan of Allocation, the determination, administration, or calculation of claims, the payment or withholding of Taxes or tax expenses, or any losses incurred in connection with any such matters.

9.4           No person shall have any claim against the Plaintiffs, Plaintiffs’ Counsel, or the Claims Administrator based on distributions made substantially in accordance with the Settlement and this Stipulation, any Plan of Allocation, or orders of the Court.

9.5           It is understood and agreed by the Settling Parties that any Plan of Allocation of the Net Settlement Fund including, but not limited to, any adjustments to any Authorized Claimant’s claim, is not a part of the Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set forth in the Stipulation, and any order or proceeding relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court’s Final Order approving the Stipulation and the Settlement herein, or any other orders entered pursuant to the Stipulation.

9.6           Each Proof of Claim shall be submitted to the Claims Administrator who shall determine, in accordance with this Stipulation and order of the Court, the extent, if any, to which each claim shall be allowed, subject to appeal to the Court.

9.7           Proofs of Claim that do not meet the filing requirements may be rejected.  Before rejection of a Proof of Claim, the Claims Administrator shall communicate with the Claimant submitting such claim in order to attempt to remedy curable deficiencies in the Proof of Claim submitted.  The Claims Administrator shall notify in a timely fashion, and in writing, all Claimants whose Proofs of Claim the Administrator proposes to reject in whole or in part, setting forth the reasons thereof, and shall indicate in such notice that the Claimant whose claims are to be rejected has the right to review by the Court if such Claimant so desires and complies with the requirement of 9.8 below.

9.8           If any Claimant whose claim has been rejected in whole or in part desires to contest such rejection, the Claimant must, within twenty (20) days after the date of mailing of the notice required by 9.7 above, serve upon the Claims Administrator a notice and statement of reasons indicating the Claimant’s ground for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court.  If a dispute concerning a claim cannot be otherwise resolved, the Claimant shall thereafter present the request for review to the Court.  Class Members involved in such a dispute whose rejection is ultimately upheld by the Court shall (i) be forever barred from receiving any payments pursuant to this Stipulation and the Settlement set forth herein, but shall in all respects be subject to and bound by this Stipulation and the Settlement, including the releases provided for in this Stipulation, the Proof of Claim, and the Final Order; (ii) be conclusively deemed to have fully, finally and forever released, relinquished, and discharged all Released Claims against the Released Parties; (iii) be conclusively deemed to have and by operation of the Final Order shall have fully, finally, and forever released, relinquished, and discharged the Released Parties from all claims, including without limitation, Released Claims arising out of or in connection with the institution, prosecution, or assertion of the Action or the Released Claims; (iv) be conclusively deemed to have covenanted not to sue any Released Parties in any action or proceeding of any nature with respect to the Released Claims; and (v) forever be enjoined and barred from asserting the Released Claims against any of the Released Parties in any action or proceeding of any nature, whether or not such Class Members have filed an objection to the Settlement, the proposed Plan of Allocation, or any application by Plaintiffs’ Counsel for an award of Attorney’s Fees and Costs or for Plaintiff Expense Awards, and whether or not the claims of such Class Members have been approved or allowed, or such objections have been overruled by the Court.

9.9           Payment to Authorized Claimants pursuant to this Stipulation shall be deemed final and conclusive against all Class Members.  All Class Members whose claims are not approved by the Court shall be barred from participating in distributions from the Net Settlement Fund, but shall in all respects be subject to and bound by this Stipulation and the Settlement, including the releases provided for in this Stipulation, the Proof of Claim, and the Final Order and shall (i) be conclusively deemed to have fully, finally and forever released, relinquished, and discharged all Released Claims against the Defendants (ii) be conclusively deemed to have and by operation of the Final Order shall have fully, finally, and forever released, relinquished, and discharged the Defendants from all claims (including, without limitation, the Released Claims) arising out of or in connection with the institution, prosecution, or assertion of the Action or the Released Claims; (iii) be conclusively deemed to have covenanted not to sue the Defendants in any action or proceeding of any nature with respect to the Released Claims; and (iv) forever be enjoined and barred from asserting the Released Claims against the Defendants or any of them in any action or proceeding of any nature, whether or not such Class Members have executed and delivered a Proof of Claim, whether or not such Class Members participated in the Net Settlement Fund, and whether or not such Class Members have filed an objection to the Settlement or to their claims being rejected as provided therein, the proposed Plan of Allocation, or any application by Plaintiffs’ Counsel for an award of Attorney’s Fees and Costs and whether or not the claims of such Class Members have been approved or allowed or such objection has been overruled by the Court.

9.10           The Plaintiffs, through Plaintiffs’ Counsel, hereby agree not to opt out or object to this Stipulation or entry of the Preliminary Approval Order or Final Order.

10.	Plaintiffs’ Attorney’s Fees and Costs and Plaintiff Expense Awards

10.1           Plaintiffs’ Counsel may, upon such notice to the Class as may be required, submit an application or applications (the “Fees and Costs Application”) for distributions from the Settlement Amount for: (i) an award of Attorney’s Fees; plus (ii) reimbursement of Costs incurred in connection with prosecuting the Action, including any Notice and Administration Costs; plus (iii) any interest on such Attorney’s Fees and Costs (until paid) at the same rate and for the same periods as earned by the Settlement Amount, as appropriate, as may be awarded by the Court; plus (iv) any Plaintiff Expense Awards.

10.2           Plaintiffs’ Counsel reserve the right to seek additional compensation for their services in administering the Settlement or in the event of exceptional recoveries on a per claim basis.

10.3           Defendants shall not take any position concerning the Fees and Costs Application.  Any decision by the Court concerning any such awards shall not affect the validity or finality of the Settlement.  Any award of Attorney’s Fees and Costs shall be paid solely from the Settlement Amount, which is in the Escrow Account, to Plaintiffs’ Counsel at such time as the Court has granted final approval of the Settlement, and ordered an award of Attorney’s Fees and Costs, and those orders have become Final.  Likewise, any amounts granted by the Court for Plaintiff Expense Awards will be paid to Plaintiffs from the Settlement Amount in the Escrow Account after the Final Order and the order granting Plaintiff Expense Awards have become Final.

10.4           The procedure for, and the allowance or disallowance by the Court of, the Fees and Costs Application are not part of the Settlement set forth in this Stipulation, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of this Stipulation of Settlement.  Any order or proceedings relating to the Fees and Costs Application or any appeal from any Attorney’s Fees and Costs award or Plaintiff Expense Award or any other order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Final Order and the Settlement of the Action as set forth herein.

10.5           Defendants and their counsel, or any of them, shall have no responsibility for, and no liability whatsoever with respect to, any payment(s) pursuant to the Fees and Costs Application.

10.6           Defendants and their counsel, or any of them, shall have no responsibility for, and no liability whatsoever with respect to, the allocation of the Attorney’s Fees and Costs among Plaintiffs’ Counsel, and/or any other person who may assert some claim thereto, or any Fees and Costs Award, that the Court may make in the Action.

11.	Termination of Settlement

11.1           At least ten (10) days before the date set for the Final Hearing, Plaintiffs’ Counsel shall provide to the Defendants’ Counsel a list of those who have timely opted-out or excluded themselves from the Settlement, showing the number of shares bought in the Class Period by each person who has opted out and has not withdrawn the exclusion (the “Opt-Out List”).  As soon as practicable, but at least five (5) days before the Final Hearing,  the Parties’ counsel shall confer for the purpose of calculating the number of shares bought by persons in the Class who have timely excluded themselves from the Settlement.  Defendants shall have the option to terminate the Settlement if they reasonably determine that requests for exclusion from the Settlement have been made by persons in the Class representing more than a certain number of the total of 6.9 million shares purchased pursuant to the Registration Statement.  The number of opt-out shares triggering Defendants’ right to terminate the Settlement is set forth in a separate stipulation signed by the Parties, and filed under seal.

11.2           If the Defendants elect to exercise the option set forth in ¶ 11.1 hereof, written notice of such election must be provided to Plaintiffs’ Counsel and filed with the Court  at least three (3) days before to the Final Hearing.  Such notice must be served by hand delivery, e-mail or fax, with confirmation by telephone to Plaintiffs’ Counsel.  The Defendants may withdraw their election by providing written notice of such withdrawal, by hand delivery, e-mail or fax with telephone confirmation to Plaintiffs’ Counsel no later than 5:00 p.m. Eastern Time on the day before the Final Hearing, or by such later date as the Parties agree in writing.

11.3           If the Defendants elect to terminate the Stipulation pursuant to ¶ 11.1 hereof, Plaintiffs’ Counsel may review the validity of any request for exclusion from the Settlement and may attempt to cause retraction or withdrawal of any request for exclusion.  No Defendant or Released Party shall in any way interfere with, obstruct or seek to enjoin efforts by Plaintiffs’ Counsel to seek to have those persons who requested exclusion to withdraw their requests for exclusion.  If, by the day before the Final Hearing (or a later date agreed upon in writing), Plaintiffs’ Counsel are successful in reducing the number of shares held by persons who requested exclusion from the Class to a number which is within the limit permitting the Defendants to terminate the Stipulation, then any termination of the Stipulation by the Defendants shall automatically be deemed null and void.  In that event, Plaintiffs’ Counsel shall serve on counsel for the Defendants, by hand delivery, e-mail or fax, a statement identifying the persons in the Class who have withdrawn their requests for exclusion and the number of shares they bought, or persons who requested exclusion but were not in the Class, and the number of shares they bought.

11.4           If the Defendants elect to terminate the Stipulation in accordance with ¶11.1 and such termination is not nullified in accordance with ¶11.3, the Stipulation shall be terminated and deemed null and void, and the provisions of ¶12.4 shall apply.

12.	Conditions of Settlement, Effective Date, Effect of Disapproval, Cancellation or Termination

12.1           The Effective Date, at which time this Stipulation shall become Final, shall be conditioned on the occurrence of all of the following events:

12.1.1          The Defendants have not exercised any right under Section 11.1 to terminate the Stipulation;

12.1.2          The Final Order has been entered by the Court without any changes not acceptable to the Parties;

12.1.3          The Bankruptcy Court both in the Chapter 11 Cases and the SIPA Proceeding has approved LBHI’s and LBI’s entry into the Settlement and release of indemnification claims they may have with respect to the Action and has approved the Claim Disallowance, and such order has become Final; and

12.1.4          The Final Order has become Final.

12.2           Upon occurrence of all of the events referenced in ¶ 12.1 (and its subparts), above, any and all remaining interest or right of the Defendants in or to the Settlement Amount shall be absolutely and forever extinguished, and Paul Bessette, Esq. will no longer be Escrow Agent.

12.3           If all of the conditions specified in ¶ 12.1 (and its subparts) are not met, then the Stipulation shall be cancelled and terminated, subject to and in accordance with ¶¶ 12.4 below, unless Plaintiffs’ Counsel and Defendants’ counsel mutually agree in writing to proceed with the Stipulation.

12.4           Unless otherwise ordered by the Court, in the event that the Stipulation should terminate, or be cancelled, or otherwise fail to become effective for any reason, including without limitation, in the event that the Final Order approving the Settlement and dismissing the Action does not become Final, then within five (5) business days after written notification of such event is sent by counsel for Defendants or by Plaintiffs’ Counsel to the Escrow Agents, the amount in the Escrow Account, including accrued interest, except for amounts already incurred or paid for Notice and Administration Costs, and Taxes, and Tax Expenses, shall be refunded to Defendants and their Insurers in proportion to their contributions to the Settlement Amount.  At the request of counsel for Defendants, the Escrow Agent or its designee shall apply for any tax refund owed on the Settlement Funds and pay the proceeds, after deduction for any fees or expenses incurred in connection with such application(s)for refund, to the Persons contributing to the Settlement Fund.  In addition, (i) the Settling Parties shall be restored to their respective positions in the Action as of September 9, 2009, with all of their respective claims and defenses preserved as they existed on that date; (ii) the terms and provisions of the Stipulation shall be null and void and shall have no further force or effect with respect to the Settling Parties, and neither the existence nor the terms of this Stipulation or MOU (nor any negotiations preceding this Stipulation nor any acts performed pursuant to, or in furtherance of, this Stipulation) shall be used in the Action or in any other action or proceeding for any purpose except in litigation or other proceedings concerning the Settlement; and (iii) any judgment or order entered by any court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc.

13.	Miscellaneous Provisions

13.1           Plaintiffs and their counsel represent and warrant that none of Plaintiffs’ claims or causes of action alleged in the Complaint or that could have been alleged in the Action have been assigned, encumbered or in any manner transferred in whole or in part.

13.2           Upon final approval of the Settlement, all parties to the Stipulation of Settlement agree to abide by the provisions in ¶18 of the Protective Order filed on December 14, 2004 regarding the return or destruction of Confidential Information.

13.3           The Settling Parties:  (i) acknowledge that it is their intent to consummate this Stipulation; and (ii) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Stipulation.

13.4           The Settling Parties intend this Settlement to be a final and complete resolution of all Released Claims between them with respect to the Action.  Defendants do not admit any liability to any person, nor do Defendants admit any wrongdoing or liability, however described, including without limitation, any violations of federal or state securities laws, gross negligence or negligence and Defendants expressly deny any such wrongdoing or liability.  Nothing herein contained shall constitute an adjudication or finding on the merits as to the claims of any party hereto, and shall not be deemed to be, intended to be or construed as an admission of liability, in any way on the part of any Party hereto, or any evidence of the truth of any fact alleged or the validity of any claims that have been or could be asserted in the Action.   All Parties expressly deny any liability for any and all claims of any nature whatsoever; nor shall anything herein contained constitute an acknowledgment of fact, allegation or claim that has been or could have been made, nor shall any third party derive any benefit whatsoever from the statements made within this Stipulation.  Nor shall this Stipulation, nor any negotiations or proceedings connected with it be construed, offered or received in evidence in any action or proceeding of any kind whether as an admission or concession of any liability or wrongdoing or otherwise by any party hereto except as may be necessary to consummate, defend or enforce this Stipulation.

13.5           Neither the MOU, the Stipulation nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of the MOU, the Stipulation or the Settlement: (i) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Parties; (ii) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of the Parties in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal; (iii) shall constitute an adjudication or finding on the merits as to the claims of any Party and shall not be deemed to be, intended to be or construed as an admission of liability, in any way on the part of any Party or any evidence of the truth of any fact alleged or the validity of any claims that have been or could be asserted in the Action.  All Parties expressly deny any liability for any and all claims of any nature whatsoever; nor shall anything herein contained constitute an acknowledgment of fact, allegation or claim that has been or could have been made, nor shall any third party derive any benefit whatsoever from the statements made within this Stipulation; nor (iv) shall be construed against Defendants as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial.  Any Party may file the Stipulation and/or the Final Order in any action that may be brought against them in order to support a defense or counter claim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

13.6           All Stipulations made and orders entered during the course of the Action relating to the confidentiality of information shall survive this Stipulation.

13.7           All of the Exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

13.8           The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

13.9           The Stipulation and the Exhibits attached hereto and the stipulation referred to in Section 11.1 above constitute the entire Stipulation between the Settling Parties and no representations, warranties or inducements have been made to any party concerning the Stipulation or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents.  Except as otherwise provided herein, each party shall bear its own costs.

13.10           Plaintiffs’ Counsel, on behalf of the Class, are expressly authorized by Plaintiffs to take all appropriate action required or permitted to be taken by or on behalf of the Class pursuant to the Stipulation to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Class that they deem appropriate.

13.11           Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.

13.12           The Stipulation may be executed by facsimile or PDF and in one or more counterparts.  All executed counterparts and each of them shall be deemed to be one and the same instrument.  Counsel for the parties to the Stipulation shall exchange among themselves original signed counterparts and a complete set of executed counterparts shall be filed with the Court.

13.13           The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties hereto.

13.14           The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation.

13.15           The Stipulation and the Exhibits attached hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of Delaware, and the rights and obligations of the Parties to this Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of Delaware without giving effect to that State’s choice of law principles.

13.16           All notices, requests, claims, demands, and other communications under this Stipulation shall be in writing, and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by registered or certified mail (postage prepaid, return receipt requested), by facsimile, by e-mail followed by first-class mail, or by Federal Express or similar overnight courier to the respective parties at the following addresses (or at such address for a party as shall be specified in a notice given in accordance with this paragraph).

(a)	If to Plaintiffs:

BERGER & MONTAGUE, P.C.
Todd S. Collins
Elizabeth W. Fox
Neil F. Mara
1622 Locust Street
Philadelphia, PA 19103
Tel:	(215) 875-3000
Fax:	(215) 875-4604

(b)	If to Banc of America Securities, LLC, RBC Capital Markets Corporation, and/or Lehman Brothers Holdings, Inc.

SIMPSON THACHER & BARTLETT LLP
Michael J. Chepiga
Paul C. Gluckow
425 Lexington Avenue
New York, NY  10017
Tel:	(212) 455-2000
Fax:	(212 455-2502

(c)	If to James W. Giddens, Trustee for the SIPA Liquidation of Lehman Brothers Inc.

HUGHES HUBBARD & REED LLP
James B. Kobak, Jr.
Sarah L. Cave
One Battery Park Plaza
New York, New York 10004
Telephone:  (212) 837-6000

(d)	If to Adams Golf Defendants:

GREENBERG TRAURIG LLP
Paul R. Bessette
300 West Sixth Street, Suite 2050
Austin, TX  78701
Tel:	(512) 320-7200
Fax:	(215) 864-0065

IN WITNESS WHEREOF, the Parties hereto have caused the Stipulation to be executed, by themselves or their duty authorized attorneys, dated as of the Execution Date referred to above.

Carmella P. Keener, Del. Bar No. 2810 ROSENTHAL, MONHAIT GROSS & GODDESS Suite 1401, Citizens Bank Center Wilmington, DE 19899 Tel: (302) 656-4433 Liaison Counsel for Plaintiffs	Jeffrey L. Moyer, Del. Bar No. 3309 RICHARDS, LAYTON & FINGER, P.A. One Rodney Square 920 North King Street Wilmington, DE 19899 Tel: (302) 651-7700 Local Counsel for Adams Golf Defendants
Todd S. Collins BERGER & MONTAGUE, P.C. 1622 Locust Street Philadelphia, PA. 19103 Tel: (215) 875-3000 Lead Counsel for Plaintiffs and the Class	Paul R. Bessette GREENBERG TRAURIG, LLP 300 West Sixth Street, Suite 2050 Austin, Texas 78701 Tel: (512) 320-7200 Counsel for Adams Golf Defendants
John E. James, Del. Bar No. 996 POTTER ANDERSON & CORROON, LLP Hercules Plaza – Sixth Floor 1313 N. Market Street Wilmington, DE 19801 Tel: (302) 984-6000 Local Counsel for Underwriter Defendants

Michael J. Chepiga
Paul C. Gluckow
SIMPSON THACHER & BARTLETT LLP
425 Lexington Avenue
New York, NY  10017-3954
Tel: (212) 455-2000

Counsel for Banc of America Securities, LLC, RBC Capital Markets Corporation, and Lehman Brothers Holdings, Inc.

James B. Kobak, Jr.
Sarah L. Cave
HUGHES HUBBARD & REED LLP
One Battery Park Plaza
New York, New York 10004
Telephone:  (212) 837-6000

Counsel for James W. Giddens,
Trustee for the SIPA Liquidation of Lehman Brothers Inc.

Schedule 11

1.	Proof of Claim No. 30699 – individual claim for damages in excess of $30,041.00 based on violations of the Securities Act of 1933.

2.	Proof of Claim No. 30700 – individual claim for damages in excess of $123,660.00 based on violations of the Securities Act of 1933.

3.	Proof of Claim No. 31115 – individual claim for damages in excess of $46,850.00 based on violations of the Securities Act of 1933.

4.	Proof of Claim No. 31116 – individual claim for damages in excess of $45,370.00 based on violations of the Securities Act of 1933.

5.	Proof of Claim No. 32494 – class claim for damages in excess of $200,000.00 based on violations of the Securities Act of 1933.

1 The proofs of claim set forth in this Schedule 1 were filed in the Chapter 11 Cases.